Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File No 333-144909, File No 333-159212, as amended and File No 333-159213, as amended) of Excel Maritime Carriers Ltd. and in the related Prospectuses, of our report dated March 9, 2010 except for the final paragraph of Note 1, the second paragraph under caption "Equity infusion" in Note 5 and Note 16(a), as to which the date is July 22, 2010, with respect to the consolidated financial statements and of our report dated March 9, 2010, with respect to the effectiveness of internal control over financial reporting of Excel Maritime Carriers Ltd. included in this Annual report (Form 20-F/A) for the year ended December 31, 2009.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

July 22, 2010

Athens, Greece